Exhibit 1




                                      FINANCIAL STATEMENTS

                                      PERDIGAO S.A.


                                      YEARS ENDED DECEMBER 31, 2003 AND 2002
                                      WITH REPORT OF INDEPENDENT AUDITORS

                         PERDIGAO S.A. AND SUBSIDIARIES

                              FINANCIAL STATEMENTS

                        As of December 31, 2003 and 2002




                                    Contents




Report of Independent Auditors ..........................................   1

Balance Sheets ..........................................................   2
Statements of Income ....................................................   4
Statements of Shareholders' Equity ......................................   5
Statements of Changes in Financial Position..............................   6
Notes to Financial Statements ...........................................   7

FREE TRANSLATION INTO ENGLISH OF THE INDEPENDENT AUDITORS REPORT ON FINANCIAL STATEMENTS PREPARED IN BRAZILIAN REAIS IN ACCORDANCE WITH THE ACCOUNTING PRACTICES ADOPTED IN BRAZIL
--------------------------------------------------------------------------------

                          INDEPENDENT AUDITORS' REPORT




To the Management and Shareholders of
PERDIGAO S.A.

We have audited the accompanying individual balance sheets of PERDIGAO S.A. (Company) and the consolidated balance sheets of PERDIGAO S.A. AND SUBSIDIARIES (Consolidated) as of December 31, 2003 and 2002, prepared in Brazilian currency, and the related individual and consolidated statements of income, shareholders' equity and changes in financial position for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements.

We have conducted our audits in accordance with generally accepted auditing standards in Brazil and comprised: (a) the planning of our work, taking into consideration the materiality of balances, the volume of transactions and the accounting and internal control systems of the Company and its subsidiaries; (b) the examination, on a test basis, of documentary evidence and accounting records supporting the amounts and disclosures in the financial statements; and (c) an assessment of the accounting practices used and significant estimates made by management, as well as an evaluation of the overall financial statement presentation.

In our opinion, the financial statements referred to above present fairly, in all material respects, the individual financial position of PERDIGAO S.A. and the consolidated financial position of PERDIGAO S.A. AND SUBSIDIARIES as of December 31, 2003 and 2002, and the results of their operations, the changes in their shareholders' equity and the changes in their financial position for the years then ended, in conformity with the accounting practices adopted in Brazil..


                           Sao Paulo, January 23, 2004

                                  ERNST & YOUNG
                          Auditores Independentes S.S.
                                CRC SP015199/O-6

A FREE TRANSLATION INTO ENGLISH OF THE FINANCIAL STATEMENTS PREPARED IN BRAZILIAN CURRENCY, IN ACCORDANCE WITH THE ACCOUNTING PRACTICES ADOPTED IN BRAZIL
--------------------------------------------------------------------------------


     PERDIGAO S.A. AND SUBSIDIARIES

                                 BALANCE SHEETS
                        As of December 31, 2003 and 2002

     (In thousands of reais)

                                                             COMPANY                CONSOLIDATED
                                                      --------------------    ----------------------
                                                         2003         2002         2003         2002
                                                      -------    ---------    ---------    ---------
ASSETS

Current assets:
Cash                                                       48           33       10,955       50,954
Short-term cash investments                                --           --      637,565      853,294
Trade accounts receivable                                  --           --      153,010      197,520
Interest on shareholders' equity receivable            30,600           --           --           --
Inventories                                                --           --      680,853      594,228
Recoverable taxes                                       4,947        1,281       92,725       99,868
Deferred taxes                                             --        3,345       20,209       24,170
Other  receivables                                        241          158       71,269       42,318
                                                      -------    ---------    ---------    ---------
                                                       35,836        4,817    1,666,586    1,862,352

Noncurrent assets:
Receivables from related parties                        5,409           --           --           --
Long-term cash investments                                 --           --        5,728       47,129
Recoverable taxes                                          --           --       29,961        7,305
Deferred taxes                                            241          200       41,554       36,295
Notes receivable                                           --           --       24,765       20,543
Escrow deposits                                            --        2,735       13,261       13,352
Other  receivables                                         30           35        9,560       11,111
                                                      -------    ---------    ---------    ---------
                                                        5,680        2,970      124,829      135,735

Permanent assets:
Investments in subsidiaries                           769,588      675,176           --           --
Other investments                                           4           --          469          442
Property, plant and equipment                              --           --      914,974      934,097
Deferred charges                                           --           --       72,150       74,608
                                                      -------    ---------    ---------    ---------
                                                      769,592      675,176      987,593    1,009,147

                                                      -------    ---------    ---------    ---------
Total assets                                          811,108      682,963    2,779,008    3,007,234
                                                      =======    =========    =========    =========

                                                            COMPANY                  CONSOLIDATED
                                                      --------------------    ----------------------
                                                         2003         2002         2003         2002
                                                      -------    ---------    ---------    ---------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Loans, financing and  debentures                           --           --      811,586    1,262,192
Trade accounts payable                                      2           --      323,480      278,607
Payroll and related charges                               368          262       63,828       49,119
Taxes payable                                             983           41       33,290       24,837
Dividends and interest on shareholders' equity
   payable                                             34,640          115       34,640          115
Payable to subsidiaries                                    --           91           --           --
Profit Sharing  of management and employees                --           --        9,441          693
Other payables                                             24           25       44,091       51,599
                                                      -------    ---------    ---------    ---------
                                                       36,017          534    1,320,356    1,667,162

Noncurrent liabilities:
Loans, financing and debentures                            --           --      584,903      531,421
Taxes and social charges payable                           --           --        5,539        3,479
Deferred taxes                                             --           --        2,491        7,502
Provisions for contingencies                              509          510      102,532      122,030
                                                      -------    ---------    ---------    ---------
                                                          509          510      695,465      664,432

Shareholders' equity
Capital paid in                                       490,000      490,000      490,000      490,000
Income reserves                                       284,582      191,919      273,187      185,640
                                                      -------    ---------    ---------    ---------
                                                      774,582      681,919      763,187      675,640



                                                      -------    ---------    ---------    ---------
Total liabilities and shareholders' equity            811,108      682,963    2,779,008    3,007,234
                                                      =======    =========    =========    =========

     See accompanying notes.

                         PERDIGAO S.A. AND SUBSIDIARIES

                              STATEMENTS OF INCOME
                        As of December 31, 2003 and 2002
                 (In thousands of reais, except per share data)

                                                               COMPANY                CONSOLIDATED
                                                          ---------------------   -----------------------
                                                              2003         2002         2003         2002
                                                          --------     --------   ----------   ----------
Gross Sales:
Domestic sales                                                  --           --    2.533.101    2.135.761
Export sales                                                    --           --    1.837.865    1.205.948
                                                          --------     --------   ----------   ----------
                                                                --           --    4.370.966    3.341.709
Sales deductions                                                --           --     (545.772)    (424.330)
                                                          --------     --------   ----------   ----------
Net Sales                                                       --           --    3.825.194    2.917.379

Cost of sales                                                   --           --   (2.802.321)  (2.103.944)
                                                          --------     --------   ----------   ----------
Gross profit                                                    --           --    1.022.873     813.435

Operating income (expenses)
Selling expenses                                                --           --     (682.573)    (554.449)
General and administrative expenses                         (1,149)        (941)     (46,438)     (39,295)
Management Compensation                                     (2,272)      (1,550)      (6,526)      (5,478)
Financial income (expenses), net                             5,875          285     (135,398)    (219,207)
Equity pickup                                              130,412       12,641       (1,184)       9,784
Other operating income (expenses)                               41           --       (2,750)      (2,243)
                                                          --------     --------   ----------   ----------
                                                           132,907       10,435     (874,869)    (810,888)
                                                          --------     --------   ----------   ----------
Operating income                                           132,907       10,435      148,004        2,547
Nonoperating expenses                                           (1)          --       (2,596)        (223)
                                                          --------     --------   ----------   ----------
Income before taxes and participations                     132,906       10,435      145,408        2,324
Provision for taxes on Income                               (4,243)       4,076      (12,427)       6,601
Employees' profit sharing                                       --           --       (7,504)        (693)
Management profit sharing                                       --           --       (1,930)          --
                                                          --------     --------   ----------   ----------
Net income                                                 128,663       14,511      123,547        8,232
                                                          ========     ========   ==========   ==========
Earnings per share outstanding at end of year - R$            2.89         0.33           --           --
EBITDA                                                          --           --      383,253      293,481
                                                          --------     --------   ----------   ----------

     See accompanying notes.

                                                   PERDIGAO S.A. AND SUBSIDIARIES

                                            STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                                                  As of December 31, 2003 and 2002
                                                       (In thousands of reais)


                                                         PAID-IN          RESERVES          RETAINED
                                                                   ---------------------
                                                         CAPITAL     CAPITAL     INCOME     EARNINGS       TOTAL
                                                       ---------   ---------    --------    --------     ---------
Balance as of  December 31, 2001                        415,433        142      257,233           --      672,808
Capital increase with reserves                           74,567       (142)     (74,425)          --           --
Net income for 2002                                          --         --           --       14,511       14,511
Appropriation of income:
     Legal reserve                                           --         --          726         (726)          --
     Reserve for capital increase                            --         --        2,902       (2,902)          --
     Reserve for expansion                                   --         --        5,483       (5,483)          --
     Interest on shareholders' equity -
     R$0.12132 per share outstanding at year-end             --         --           --       (5,400)      (5,400)

                                                        -------    -------     --------     --------     --------
Balance as of  December 31, 2002                        490,000         --      191,919           --      681,919
Net income for 2003                                          --         --           --      128,663      128,663
Appropriation of income:
  Legal reserve                                              --         --        6,433       (6,433)          --
  Reserve for capital increase                               --         --       25,733      (25,733)          --
  Reserve for expansion                                      --         --       60,497      (60,497)          --
  Interest on shareholders' equity -
    R$ 0.80883 per share outstanding at year-end             --         --           --      (36,000)     (36,000)
                                                        -------    -------     --------     --------     --------
Balance as of  December 31, 2003                        490,000         --      284,582           --      774,582
                                                        =======    =======     ========     ========     ========

     See accompanying notes.

                         PERDIGAO S.A. AND SUBSIDIARIES

                   STATEMENTS OF CHANGES IN FINANCIAL POSITION
                        As of December 31, 2003 and 2002
                             (In thousands of reais)

                                                                     COMPANY                CONSOLIDATED
                                                                ---------------------     ---------------------
                                                                    2003         2002         2003         2002
                                                                --------     --------     --------     --------
Sources of working capital:
   From operations (see below)                                        --        1,486      183,070      158,071
   Long-term financing                                                --           --      451,403      390,097
   Transfer from noncurrent to current assets                         --           --       39,249      404,747
   Disposal and transfer of property, plant and equipment             --           --        6,460        6,952
   Interest on shareholders' equity                               36,000        5,400           --           --
   Others                                                             20           --        3,278        1,391
                                                                --------     --------     --------     --------
 Total sources                                                    36,020        6,886      683,460      961,258

Applications of working capital:
   In operations (see below)                                       1,845           --           --           --
   Interest on shareholders' equity                               36,000        5,400       36,000        5,400
   In investments                                                     20        1,426            4          311
   In property, plant and equipment                                   --           --       74,374      106,523
   In deferred charges                                                --           --       12,970       12,787
   Transfer from noncurrent to current liabilities                    --           --      403,699      630,875
   In long-term investments                                           --           --        5,195       14,713
   Others                                                          2,619           --          178       24,501
                                                                --------     --------     --------     --------
 Total applications                                               40,484        6,826      532,420      795,110

Increase (decrease) in working capital:                           (4,464)          60      151,040      166,148

Changes in working capital
   At beginning of year                                            4,283        4,223      195,190       29,042
   At end of year                                                   (181)       4,283      346,230      195,190
                                                                --------     --------     --------     --------
Increase (decrease) in working capital                            (4,464)          60      151,040      166,148

Sources from / Application in operations
   Net income for the year                                       128,663       14,511      123,547        8,232
   Depreciation, amortization and depletion                           --           --       98,667       81,511
   Deferred taxes (IRPJ / CSLL)                                      (41)           2      (32,832)      (4,053)
   Provisions for contingencies                                       (1)          63      (30,586)      (4,976)
   Net financial charges on long-term items                          (55)        (449)      19,302       87,869
   Equity pickup                                                (130,412)     (12,641)       1,184       (9,784)
   Result from disposal and write-off of permanent assets             --           --        3,764         (574)
   Others                                                              1           --           24         (154)
                                                                --------     --------     --------     --------
                                                                  (1,845)       1,486      183,070      158,071
                                                                ========     ========     ========     ========

     See accompanying notes.

                         PERDIGAO S.A. AND SUBSIDIARIES

                        NOTES TO THE FINANCIAL STATEMENTS
                        As of December 31, 2003 and 2002
                             (In thousands of reais)


1. BUSINESS CONTEXT

   Perdigao S.A. is the holding company of the Perdigao Companies, whose principal activities are the raising, production and slaughtering of poultry (chicken, Chester(R), turkeys and other) and pork, and the processing and/or sale of frozen products, pasta, vegetables, and soybean derivatives.


2. PREPARATION AND PRESENTATION OF FINANCIAL STATEMENTS

   The financial statements were prepared adopting the same practices as for the previous fiscal year, which are in accordance with the Brazilian Corporate Law and the complementary provisions of the CVM - Comissao de Valores Mobiliarios (Brazilian Securities Commission).


3. SUMMARY OF MAIN ACCOUNTING PRACTICES

   The main accounting practices used for preparation of the financial statements are as follows:

   a) Short and long-term cash investments

      Stated at cost plus income earned to the balance sheet date, not in excess of market value (Note 4).

   b) Trade accounts receivable

      Stated net of the allowance for doubtful accounts, which was constituted based on the analysis of outstanding credits, taking into consideration their realization risks, and are in amount considered sufficient by Company management to cover possible losses on receivables .

   c) Inventories

      Stated at average acquisition or formation costs, not exceeding replacement cost or realizable value (Note 5).

                         PERDIGAO S.A. AND SUBSIDIARIES

                        NOTES TO THE FINANCIAL STATEMENTS
                        As of December 31, 2003 and 2002
                             (In thousands of reais)

3. SUMMARY OF PRINCIPAL ACCOUNTING PRACTICES - CONTINUED

   d) Income tax and social contribution

      Accounted based on taxable income, in accordance with legislation and tax rates in effect.

      Deferred income tax and social contribution were computed based on their effective tax rates and recorded in current and noncurrent assets and current and noncurrent liabilities as a result of the temporary differences considered when computing the taxes, as well as on tax losses to be offset against income taxes due, as mentioned in Note 7.

   e) Investments

      Investments in subsidiaries are stated by the equity method and other investments are stated at acquisition cost, reduced to market value, when applicable (Note 8). The financial statements of subsidiaries abroad were translated into Brazilian reais based on the exchange rate in effect at the year-end for balance sheet accounts and on the monthly average exchange rate for income statement accounts, applying the same accounting principles of the parent company.

   f) Property, plant and equipment

      Stated at acquisition, formation or construction cost. Depreciations are calculated by the straight-line method, based on the rates mentioned in
      Note 9 and depletion based on utilization, being charged to production costs or directly to operating results. Interest incurred in new investments on PP&E was allocated to the costs of construction in progress.


   g) Deferred charges

      Stated at acquisition cost, and charged to production costs or directly to operating results for the year and amortized as mentioned in Note 10.


   h) Adjustment for inflation and charges on receivables and liabilities

      Calculated to the balance sheet date, when applicable, and reflected in the operating results for the year.

                         PERDIGAO S.A. AND SUBSIDIARIES

                        NOTES TO THE FINANCIAL STATEMENTS
                        As of December 31, 2003 and 2002
                             (In thousands of reais)

3. SUMMARY OF MAIN ACCOUNTING PRACTICES - CONTINUED

   i) Provision for contingencies

      Established based on the analysis of the contingencies, taking into account risks and estimates, being considered sufficient by management and its legal counsel to cover possible losses (Note 12).

   j) Consolidation

      Consolidated financial statements include total assets, liabilities and income and exclude current accounts, loans and intercompany income and expenses, and the unrealized income as well as investments in subsidiaries.

   k) Operating results

Income and expenses are recognized on the accrual basis.

4. SHORT AND LONG-TERM CASH INVESTMENTS - CONSOLIDATED

                                                   AVERAGE ANNUAL
                                                      INTEREST             2003       2002
                                                   -----------------------------    -------
   Local currency:
   Cash                                                        --          9,337     49,324
   Fixed income funds                                      17.71%        297,441    208,076
   Bank Deposit Certificates - CDB                         15.93%        203,395    136,939
   Long-term interest rate (TJLP) +interest                16.07%             --     26,582
                                                                         -------    -------
                                                                         510,173    420,921
                                                                         -------    -------
   Foreign currency:
   Cash                                                        --          1,618      1,630
   Overnight investments                               0.45% + EV         75,090     91,352
   National Treasury Notes (NTN - D)                  12.08% + EV         32,424     42,519
   Central Bank Notes (NBC - E)                       10.02% + EV             --    370,413
   Other                                               5.00% + EV         34,943     24,542
                                                                         -------    -------
                                                                         144,075    530,456
                                                                         -------    -------
                                                                         654,248    951,377
                                                                         =======    =======
   Short-term                                                            648,520    904,248
   Long-term                                                               5,728     47,129

                                PERDIGAO S.A. AND
                                  SUBSIDIARIES

                        NOTES TO THE FINANCIAL STATEMENTS
                        As of December 31, 2003 and 2002
                             (In thousands of reais)


5. INVENTORIES - CONSOLIDATED

                                                             2003        2002
                                                           -------     -------
   Finished products                                       267.333     203.231
   Products  in process                                     28,128      20,601
   Raw material                                             55,296      63,059
   Secondary and packaging materials                        73,402      68,954
   Livestock  (poultry, turkeys and pork)                  239,482     212,357
   Advances to suppliers and imports in transit             17,212      26,026
                                                           -------     -------
                                                           680,853     594,228
                                                           =======     =======

6. RECOVERABLE TAXES

   These refer to credits to be offset against taxes expected to be realized by the Company and its subsidiaries through within the next two years.

                                    COMPANY                CONSOLIDATED
                                  ----------------     -------------------
                                   2003       2002       2003         2002
   State Vat (ICMS)                  --         --     31,209       34,971
   Income tax                     4,946      1,280     21,344       14,066
   Federal Vat (IPI)                 --         --      4,203       40,736
   Federal Vat (PIS)                 --         --     15,814       15,586
   Other                              1          1        116        1,814
                                  -----      -----     ------       ------
                                  4,947      1,281     92,725       99,868
                                  =====      =====     ======       ======

   Short-term                     4,947      1,281     92,725       99,868
   Long-term                         --         --     29,961        7,305

                         PERDIGAO S.A. AND SUBSIDIARIES

                        NOTES TO THE FINANCIAL STATEMENTS
                        As of December 31, 2003 and 2002
                             (In thousands of reais)


7. INCOME (IRPJ) AND SOCIAL CONTRIBUTION (CSLL) TAXES

   The deferred income and social contribution tax assets and liabilities were constituted taking into consideration the tax rates in effect in the coming year and are composed as follows:

                                                        COMPANY                  CONSOLIDATED
                                                   -------------------      -------------------
                                                      2003        2002         2003        2002
                                                   -------     -------      -------     -------
   Deferred IRPJ and CSLL assets on:
      Tax losses                                        --       2,460       21,794      16,624
      Negative Calculation bases                        --         885       10,620       7,546
      Provision for contingencies                       37          37       15,207      25,525
      Other temporary differences                      204         163       14,142      10,770
                                                   -------     -------      -------     -------
                                                       241       3,545       61,763      60,465
                                                   =======     =======      =======     =======

   Short-term                                           --       3,345       20,209      24,170
   Long-term                                           241         200       41,554      36,295


   Deferred IRPJ and CSLL liabilities on:

         Realizable revaluation reserve                 --          --          487       4,957
         Accelerated depreciation, with
          incentives                                    --          --        2,004       2,545
                                                   -------     -------      -------     -------
                                                        --          --        2,491       7,502
                                                   =======     =======      =======     =======

   The economic financial budget prepared by the Company indicates that the deferred tax assets, constituted on tax losses and negative basis of social contribution, may be substantially realized within the next two years.

   Tax credits constituted on the provisions for contingencies will be realized as the lawsuits are finally adjudged and, consequently, there is no estimation for realization; thus, they are classified as long-term.

                         PERDIGAO S.A. AND SUBSIDIARIES

                        NOTES TO THE FINANCIAL STATEMENTS
                        As of December 31, 2003 and 2002
                             (In thousands of reais)


7. INCOME AND SOCIAL CONTRIBUTION TAXES - CONTINUED

   The following amounts related to current and deferred IRPJ and CSLL taxes were recorded in the year:

                                                                       COMPANY                CONSOLIDATED
                                                                ---------------------     -------------------
                                                                     2003        2002        2003        2002
                                                                ---------     -------     -------     -------
   Current IRPJ and CSLL taxes                                       (939)         --     (17,742)    (17,131)
   Offsetting of taxes paid by subsidiaries abroad                     --         733          --          --
   Deferred IRPJ and CSLL taxes                                    (3,304)      3,343       6,309      24,830
   Financial statements translation effect of subsidiaries
   abroad                                                              --          --        (994)     (1,098)
                                                                ---------     -------     -------     -------
                                                                   (4,243)      4,076     (12,427)      6,601
                                                                =========     =======     =======     =======

   The reconciliation of taxes charged to the results of the year is as follows:

                                                                       COMPANY                CONSOLIDATED
                                                                ---------------------     -------------------
                                                                    2003         2002        2003        2002
                                                                ---------     -------     -------     -------

Income before income taxes and statutory participations          132,906       10,435     145,408       2,324
   Statutory participations                                           --           --      (9,434)       (693)
   Interest on shareholders' equity                                   --           --     (36,000)     (5,400)
   Equity pickup                                                (120,571)     (22,367)    (68,975)     (9,784)
   Other                                                             144          (56)      6,175       6,318
                                                                ---------     -------     -------     -------
Calculation basis                                                 12,479      (11,988)     37,174      (7,235)
Tax Rate                                                            34.0%        34.0%       34.0%       34.0%
                                                                ---------     -------     -------     -------
    IRPJ and CSLL taxes                                           (4,243)       4,076     (12,639)      2,460
                                                                =========     =======     =======     =======
    Tax incentives                                                    --           --         212         530
    Recovery of tax on net income (ILL)                               --           --          --       3,611
                                                                ---------     -------     -------     -------
                                                                  (4,243)       4,076     (12,427)      6,601
                                                                =========     =======     =======     =======

                         PERDIGAO S.A. AND SUBSIDIARIES

                        NOTES TO THE FINANCIAL STATEMENTS
                        As of December 31, 2003 and 2002
                             (In thousand of reais)


8. INVESTMENTS IN SUBSIDIARIES

   The consolidated financial statements for the years ended December 31, 2003 and 2002 comprise Perdigao S.A. and the following subsidiaries:

                                                    INTEREST IN CAPITAL STOCK - %
                                              -------------------------------------------
                                                            2003                     2002
                                              ------------------      -------------------
                                              DIRECT    INDIRECT      DIRECT     INDIRECT
                                              ------    --------      ------     --------
   Perdigao Agroindustrial S.A                100.00          --      100.00          --
   Perdigao Export Ltd.                       100.00          --      100.00          --
   Perdigao UK Ltd.                               --      100.00      100.00          --
   Perdigao Holland B.V                           --      100.00      100.00          --
   Perdigao Overseas S.A                          --      100.00      100.00          --
   Crossban Holdings GMBH                         --      100.00          --          --
   Perdix International Foods Comercio
   Internacional Ltd.                             --      100.00          --          --
   PRGA Participacoes Ltda                        --      100.00          --          --
   PDA Participacoes Ltda                         --      100.00          --          --

   The companies PDA Distribuidora de Alimentos Ltda, Highline International Ltd., BFF Trading S.A. and BFF International Ltd., which are indirect wholly-owned subsidiaries, do not currently have operating activities.

                         PERDIGAO S.A. AND SUBSIDIARIES

                        NOTES TO THE FINANCIAL STATEMENTS
                        As of December 31, 2003 and 2002
                             (In thousands of reais)


8. INVESTMENTS IN SUBSIDIARIES - continued

   The movement of investments in subsidiaries is as follows:

                                           PERDIGAO      PERDIGAO    PERDIGAO    PERDIGAO    PERDIGAO              TOTAL
                                           AGROINDUS-    OVERSEAS    EXPORT      UK  LTD.    HOLLAND      ---------------------
                                           TRIAL S.A.    S.A.        LTD.                    B.V.           12.31.03   12.31.02
                                           ------------------------------------------------------------------------------------
Paid-in capital                            496,116             --        29         --            --           --            --
Share/quotaholders' equity                 769,588             --        --         --            --           --            --
Net income  for the year                   129,724             --        --         --            --           --            --
Investment at equity                       769,588             --        --         --            --      769,588       675,176
Investment before equity                   658,546         13,871        --        537         2,222      675,176       666,509
Transfer of controlling interest            16,116        (13,871)       --       (202)       (2,043)          --            --
Payment of capital                              --             --        --         --            --           --         1,426
Interest on share/quotahlders'
    equity                                 (36,000)            --        --         --            --      (36,000)       (5,400)
Equity pickup                              129,724             --        --       (330)         (260)     129,134         3,403
Profit from prior year inventories              --             --        --         --            --           --           284
Exchange gain (loss) on
investments/
  tax incentives                             1,202             --        --         (5)           81        1,278         8,954
Exchange gain (loss) on indirect
 investments                                    --             --        --         --            --       (2,462)          830


9. PROPERTY, PLANT AND EQUIPMENT - CONSOLIDATED

                                                                     COST                    RESIDUAL VALUE
                                              ----------------  ----------------------    --------------------
                                                   ANNUAL
                                              DEPRECIATION
                                                  RATES (%)         2003          2002        2003        2002
                                              --------------------------     ---------    --------     -------
    Buildings and betterments                       4 to 10      522,517       483,212     393,474     373,030
    Machinery and equipment                        10 to 20      583,885       531,696     350,828     347,690
    Electric and hydraulic installations                 10       50,489        34,866      37,089      25,471
    Forests and reforestations                      Various       17,550        14,994      14,291      12,140
    Other                                          10 to 20       20,746        19,728      11,482      11,090
    Land                                                          84,149        84,782      84,149      84,782
    Construction in progress                                      23,661        79,894      23,661      79,894
                                                               ---------     ---------    --------     -------
                                                               1,302,997     1,249,172     914,974     934,097
                                                               =========     =========    ========     =======

                         PERDIGAO S.A. AND SUBSIDIARIES

                        NOTES TO THE FINANCIAL STATEMENTS
                        As of December 31, 2003 and 2002
                             (In thousands of reais)

9. PROPERTY, PLANT AND EQUIPMENT - CONSOLIDATED - continued

   In 2003, the Company capitalized the amount of R$5,117 (R$ 6,286 in 2002) related to interest on financing of construction in progress. Interest is being capitalized up to the time of transfer of construction in progress to fixed assets in use, as from which date depreciation is computed at usual depreciation rates.

   The investments projected in the capital expenditure budget for 2004, shown below, will be achieved with own resources and those obtained from financial institutions.

   New projects for the current industrial plants and commercial area             48.896
   Automation, production and improvement projects for the industrial plants,
   commercial and administrative areas                                            29.809
                                                                                  ------
                                                                                  78.705
                                                                                 =======

10. DEFERRED CHARGES - CONSOLIDATED

                                                ANNUAL            COST                    RESIDUAL VALUE
                                              AMORTIZATION     --------------------     ----------------
                                                RATE (%)          2003        2002       2003      2002
                                              ------------     ---------    -------     ------    ------
    Preoperating expenses at the RioVerde
    Plant                                        5 to 10         59,354      55,636     49,418    51,264
    Implantation of SAP R/3 Integrated
     Management System                              20           24,547      25,026      5,370     9,300
     Premium on equity acquisition                  20           18,888      18,888      8,058    11,836
    Other                                        Various         10,225       2,857      9,304     2,208
                                                               ---------    -------     ------    ------
                                                                113,014     102,407     72,150    74,608
                                                               =========    =======     ======    ======

   The preoperating expenses of the Rio Verde, GO unit were amortized in proportion to utilization of production capacity up to Dec. 31, 2002, , and as from Jan. 1, 2003 they will be depreciated at the annual rate of 10%. The realization of the premium on the acquisition of Frigorifico Batavia S.A., merged into subsidiary Perdigao Agroindustrial S.A. on March 26, 2001, is based on the expectation of future profitability, estimated over a 5-year period.

                         PERDIGAO S.A. AND SUBSIDIARIES

                        NOTES TO THE FINANCIAL STATEMENTS
                        As of December 31, 2003 and 2002
                             (In thousands of reais)

11. LOANS, FINANCING AND DEBENTURES - CONSOLIDATED

     Loans, financing and debentures, by funding line and the respective interest rates are as follows:


     LINE                                ANNUAL WEIGHTED AVERAGE RATES                    2003              2002
--------------------------------- ------------------------------------------------ ----------------- ------------
     SHORT-TERM
     Short-term
     Local currency
     Production                    8.75%                                                142,111           208,505
     Working capital               4.19% + TJLP                                          32,279            91,545
     PPE                           2.54% + TJLP                                          49,788            54,065
     Debentures                    6.00% + TJLP                                          14,977            12,471
                                                                                    ----------------- -----------
                                                                                        239,155           366,586
                                                                                    ----------------- -----------
     Foreign currency
     Working capital               4.87% + e.v. (US$ and other currencies)              269,519           402,175
     Export advances  (ACC)        3.66% + e.v. (US$)                                   298,417           486,688
     PPE                           8.82% + e.v. (US$ and other currencies)                4,495             6,743
                                                                                    ----------------- -----------
                                                                                        572,431           895,606
                                                                                    ----------------- -----------
                                                                                        811,586         1,262,192
                                                                                    ================= ===========
     Long-term
     Local currency
     Working capital               4.19% + TJLP (*)                                     175,184            57,200
     PPE                           2.52% + TJLP (*)                                     100,910           142,660
     Debentures                    6.00% + TJLP (*)                                      53,343            64,580
                                                                                    ----------------- -----------
                                                                                        329,437           264,440
                                                                                    ----------------- -----------
     Foreign currency
     Working capital               5.36% + e.v. (US$ and other currencies)              243,263           247,925
     Export Advances  (ACC)        3.66% + e.v. (US$)                                     2,889             2,822
     PPE                          11.00% + e.v. (US$ and other currencies)                9,314            16,234
                                                                                    ----------------- -----------
                                                                                        255,466           266,981
                                                                                    ----------------- -----------
                                                                                        584,903           531,421
                                                                                    ================= ===========

(*) TJLP- Long-term interest rate

                         PERDIGAO S.A. AND SUBSIDIARIES

                        NOTES TO THE FINANCIAL STATEMENTS
                        As of December 31, 2003 and 2002
                             (In thousands of reais)


11.  LOANS, FINANCINGS AND DEBENTURES - CONSOLIDATED - CONTINUED

     Maturity of long-term portion of loans, financing and debentures is as follows:

     MATURITY                              2003             2002
------------------------------------ ----------------- -----------
     LONG-TERM
        2004                                   -          272,411
        2005                             375,184          104,950
        2006                              90,065           45,448
        2007                              42,824           41,859
        2008                              11,768           11,711
        2009 to 2025                      65,062           55,042
                                     ----------------- -----------
                                         584,903          531,421
                                     ================= ===========

     Loans, financing and debentures in the total amount of R$182,770 (R$ 254,989 in 2002) are guaranteed by chattel mortgage, mortgage of assets and sureties given by Perdigao S.A.

     The subsidiary Perdigao Agroindustrial S.A. has a financing loan with International Finance Corporation - IFC, with final maturity on July 15, 2005, for the current amount of R$ 25.755 (R$ 47.,422 in 2002). On December 31, 2003 the Company was in full performance of all contractual clauses related to certain financial indices (current liquidity, long-term indebtedness and debt cover).

     The subsidiary Perdigao Agroindustrial S.A. issued 81,950 single debentures, fully paid-up between June 30, 1998 and November 21, 2000, to the National Bank for the Economic and Social Development (BNDES) at the nominal unit value of R$ 1 and redemption term from June 15, 2001 to June 15, 2010; up to December 31, 2003, 26,781 debentures were redeemed.

                         PERDIGAO S.A. AND SUBSIDIARIES

                        NOTES TO THE FINANCIAL STATEMENTS
                        As of December 31, 2003 and 2002
                             (In thousands of reais)


12.  PROVISIONS FOR CONTINGENCIES - CONSOLIDATED

     Based on the analysis of the tax, labor and civil contingencies, the provisions are constituted and/or monthly adjusted to the amount deemed sufficient by Management and its legal counsel. For the proceedings pending judgment, Perdigao Companies maintain escrow deposits of R$13.261 (R$13.352 in 2002). On December 31, 2003, they presented the following amounts:

                                                             2003       2002
                                                        ------------ --------
       Tax contingencies                                    84,003     92,486
       Labor contingencies                                   7,927     11,612
       Civil, commercial and other contingencies            10,602     17,932
                                                        ------------ --------
                                                           102,532    122,030
                                                        ============ ========
     Tax contingencies: These relate to administrative and judicial proceedings and claims regarding credits of the ICMS tax based on the interpretation of certain state rules. In the Federal realm, the matters under dispute are mainly related to the effects of taxes on income during the government's "Plano Real", the objection to payment of the PIS and COFINS contribution on other revenues, and the 1% overcharge on social contribution tax for the period from June to December 1999. , All discussions in the federal realm are based on writ of mandamus with a preliminary court decisions granted.

     Labor contingencies: Correspond to estimated losses based on history and individual analysis of labor claims, mainly related to overtime and salary inflation adjustments demanded for the periods prior to the Real Plan (Plano Real).

     Civil, commercial and other contingencies: Include, mainly, lawsuits brought by employees claiming occupational diseases or work-related accidents, traffic accidents, property damage, physical casualties and other. Losses are estimated by legal counsel, based on on past experience and the current status of the proceedings.

     In 2003, the Santa Catarina State Government introduced the REVIGORAR Program (economic recovery program), promoting regularization of tax credits related to ICMS. Up to December 31, 2003, the amount of R$12,936 had been included and fully paid.

                         PERDIGAO S.A. AND SUBSIDIARIES

                        NOTES TO THE FINANCIAL STATEMENTS
                        As of December 31, 2003 and 2002
                             (In thousands of reais)


13.  SHAREHOLDERS' EQUITY

     a)  Capital Stock

         As of December 31, 2003, the capital stock was composed of 44,652,384 registered, no par-value shares, of which 15,471,957 are common shares and 29,180,427 preferred shares,. Foreign investors hold 36,808 common shares and 5,591,952 preferred shares, of which 840,760 preferred shares are represented by 420,380 ADRs.

         The Company holds 143,495 shares of its own issue in treasury, acquired in prior years with resources originating from income reserves, at the average cost of R$ 5,68 (five reais and sixty-eight cents) per share, for future disposal or cancellation.

         The Company is authorized to increase its capital stock, independently of amendement of its bylaws , up to the limit of 60,000,000 shares, of which 20,040,000 are to be common shares and 39,960,000 preferred shares.

     b) Appropriation of income

         According to the Company's bylaws, net income for the year had the following destination , "ad referendum" of the Shareholders General
         Meeting:

         Net income for  the year                                                           128,663
                                                                                          =========
         Appropriation of income:
         Legal reserve: 5% of net income for the year                                         6,433
         Interest on  shareholders'  equity:  corresponds to 29.5% of net income
         adjusted for the legal reserve, of R$122,230                                        36,000
         Reserve for capital increase: 20% of net income for the year                        25,733
         Reserve for expansion: appropriation of the remaining income                        60,497

         Income reserves at the end of the year are composed of:
                                                                 BALANCES
                                        STATUTORY LIMIT OF   ------------------
                                             CAPITAL          2003       2002
                                        ------------------ ---------- ---------
         Legal reserve                          20%          24,956     18,523
         Reserve for capital increase           20%          28,635      2,902
         Reserve for expansion                  80%         231,806    171,309
         Treasury shares                                      (815)      (815)
                                                           ---------- --------
                                                            284,582    191,919
                                                           ========== ========

                         PERDIGAO S.A. AND SUBSIDIARIES
                        NOTES TO THE FINANCIAL STATEMENTS
                        As of December 31, 2003 and 2002
                             (In thousands of reais)

13.  SHAREHOLDERS' EQUITY - Continued

     c) Capital composition

       The position of the controlling shareholders who are part of the shareholders agreement and/or are holders of more than 5% of the voting capital at December 31, 2003, is as follows:


                                                                 COMMON
                                                                 SHARES         %    PREFERRED SHARES        %
                                                             -------------  -------  ------------------  --------
       PREVI - Caixa Prev. Func. Bco Brasil                     2,865,315     18.52           3,972,428    13.61
       Fund. Telebras  Seg. Social - SISTEL                     2,766,917     17.88             144,889     0.50
       PETROS - Fund. Petrobras  Seg. Soc.                      2,255,562     14.58           1,905,261     6.53
       FAPES (Fund. Assist. Prev. Soc.)-BNDES                   2,040,984     13.19           1,671,061     5.73
       Weg S.A. (*)                                             1,566,862     10.13           1,768,172     6.06
       REAL GRANDEZA Fundacao de A.P.A.S.                       1,579,469     10.21                   -        -
       Bradesco Previdencia e Seguros S.A. (*)                  1,156,411      7.47                   -        -
       VALIA - Fund. Vale do Rio Doce                             303,609      1.96           1,544,786     5.29
       Previ - Banerj                                             514,805      3.33             151,060     0.52
                                                             ----------------------------------------------------
                                                               15,049,934     97.27          11,157,657    38.24
       Other                                                      422,023      2.73          18,022,770    61.76
                                                             ----------------------------------------------------
                                                               15,471,957    100.00          29,180,427   100.00
                                                             ====================================================

       (*) Shareholders who are not part of the shareholders agreement.

       In an agreement signed by the majority shareholders of Perdigao S.A. on October 25, 1994, it was established that they would consult with each other in advance about exercising their voting rights.

       The Extraordinary General Meeting held on December 17, 2002 approved "tag along" rights which grant to preferred shares the right to be included in the public offer for disposal of controlling shareholding to ensure the minimum price of 80% of the amount paid per share with voting rights composing the controlling stake .

   d)  Dividends

       Preferred shares, in addition to the priority in repayment of capital, have the same rights as the common shares, except for the voting right. According to the Company's bylaws, all shareholders are assured a minimum compulsory dividend of 25% of net income in each year, adjusted in accordance with the legislation in force.

                         PERDIGAO S.A. AND SUBSIDIARIES

                        NOTES TO THE FINANCIAL STATEMENTS
                        As of December 31, 2003 and 2002
                             (In thousands of reais)


13.  SHAREHOLDERS' EQUITY - Continued


     e) Reconciliation of shareholders' equity and operating results for the year

       The difference between the shareholders' equity and the operating results for the year between the Company and the Consolidated as of December 31, 2003 refers to the elimination of unrealized profit in operations with the subsidiaries in the amount ofR$11,395 (R$6,279 in 2002) in shareholders' equity and R$5,116 (R$6,279 in 2002) in the operating results.


14. FINANCIAL INSTRUMENTS - CONSOLIDATED

     The Perdigao Companies have transactions involving financial instruments, exclusively related to their activities, the purpose of which is to reduce the exposure of their operating assets and liabilities to market, currency and interest rate risks. As of December 31, 2003, the financial instruments are as follows:

                                                   BOOK VALUE     MARKET VALUE
                                                 --------------  -------------
     Cash and short and long-term investments        654,248          654,248
     Trade accounts receivable                       153,010          153,010
     Investments                                         469              469
     Loans financing and debentures              (1,313,535)      (1,313,535)
     Swap contracts                                 (82,954)         (91,021)
     Trade accounts payable                        (323,480)        (323,480)
                                                 --------------  -------------
                                                   (912,242)        (920,309)
                                                 ==============  =============

On December 31, 2003, the Company had assets and liabilities exposed to exchange variation as follows:
                                                     2003             2002
                                                 --------------  -------------
     Cash and short and long-term investments        144,075          530,456
     Swap contracts                                  496,398          580,254
     Loans and financing                            (744,943)      (1,252,548)
     Other assets and liabilities                     65,414          (81,232)
                                                   --------------  -------------
                                                     (39,056)        (223,070)
                                                 ==============  =============

                         PERDIGAO S.A. AND SUBSIDIARIES

                        NOTES TO THE FINANCIAL STATEMENTS
                        As of December 31, 2003 and 2002
                             (In thousands of reais)


14. FINANCIAL INSTRUMENTS- CONSOLIDATED - Continued

      Regarding its customers, subsidiary Perdigao Agroindustrial S.A. uses selection procedures and performs analyses for setting credit limits, maintaining suitable provision to minimize possible losses.

      Trade accounts payable includes cereal received on a "price to set basis", which in accordance with the usual practices of the corn and soybean markets, are determined at the time of use or setting of prices. On December 31, 2003, they are stated at market value.

      The market values of financial assets and liabilities do not differ significantly from the book values, to the extent they were agreed and recorded at rates and conditions practiced in the market for operations of similar nature, risk and terms. In the case of swap contracts, the market value was obtained based on the projection of the rates to the maturity of the contracts and discounted at the CDI rates.

      Executive Management defines the policy for financial operations and transactions, based on the establishment of strategies and exposure limits, previously submitted to the Board of Directors.

      The FIDC Perdigao Fund (credit rights investment fund) was created in September, with the participation of Rabobank International Brasil S.A.

      The fund corresponds to securitization, through contracts for the assignment of credit rights generated by sales of Perdigao Agroindustrial S.A. in the domestic market. The fund equity amounts to R$80,000, of which R$64,000 refer to the senior quotas and R$16,000 to subordinated quotas that were subscribed by the issuer. Expected portfolio yield is 95% of the average CDI rate, with term of three years and total amortization at the end of the period, which may be extended for an additional period of three years. On December 31, 2003, the amount of credits receivable acquired by the fund amounted to R$82,206, recorded against the trade accounts receivable account.

                         PERDIGAO S.A. AND SUBSIDIARIES

                        NOTES TO THE FINANCIAL STATEMENTS
                        As of December 31, 2003 and 2002
                             (In thousands of reais)

15.  FINANCIAL INCOME (EXPENSES), NET - CONSOLIDATED

                                                                                       2003             2002
                                                                                 --------------   -------------
     Interest expenses                                                             (234,340)        (165,582)
     Interest income                                                                  96,533           70,653
     Foreign exchange gain (loss)                                                     33,777        (108,732)
     CPMF (tax on bank accounts transaction )                                       (19,447)         (17,156)
     Other income (expenses)                                                        (11,921)            1,610
                                                                                 --------------   -------------
                                                                                   (135,398)        (219,207)
                                                                                 ==============   =============

16.  CASH FLOWS


                                                                           COMPANY               CONSOLIDATED
                                                              ------------------------  -----------------------
                                                                 2003         2002          2003         2002
                                                              ----------  ------------  -----------  ----------
  Cash flows from operations:
  Net income for the year                                      128,663       14,511       123,547        8,232
  Depreciation. amortization and depletion                           -            -        98,667       81,511
  Long-term financial charges                                        -            -        19,302       87,869
  Equity pickup                                              (130,412)     (12,641)             -            -
  Interest on shareholders' equity                              36,000        5,400             -            -
  Gain (loss) on permanent asset disposals                           -            -         3,764        (574)
                                                              ----------  ------------  -----------  ----------
                                                                34,251        7,270       245,280      177,038
                                                              ----------  ------------  -----------  ----------
  Changes in working capital :
  Trade accounts receivable                                          -            -        44,510       58,788
  Inventories                                                        -            -      (86,625)    (275,553)
  Trade accounts payable                                             2            -        44,873      127,315
  Other receivables and payables                                 4,477        3,267        41,080    (140,979)
                                                              ----------  ------------  -----------  ----------
                                                                 4,479        3,267        43,838    (230,429)
                                                              ----------  ------------  -----------  ----------
  Cash provided by (used in) operations                         38,730       10,537       289,118     (53,391)
                                                              ----------  ------------  -----------  ----------
  Cash flows from investing activities:
  Short and long-term cash investments                               -            -       249,783     (72,041)
  Additions to permanent assets                                    (4)      (1,426)      (87,348)    (119,621)
  Disposal of permanent assets                                       -            -         6,460        6,952
                                                              ----------  ------------  -----------  ----------
  Cash provided by (used in) investing ac                          (4)      (1,426)       168,895    (184,710)
                                                              ----------  ------------  -----------  ----------
  Cash flows from financing activities:
  Loans. financing and debentures                                    -            -     (402,902)      324,775
  Interest on shareholders' equity                            (36,000)      (5,400)      (36,000)      (5,400)
  Other long-term receivables and payables                     (2,711)      (3,729)      (59,110)     (42,077)
                                                              ----------  ------------  -----------  ----------
  Cash provided by (used in) financing activities             (38,711)      (9,129)     (498,012)      277,298
                                                              ----------  ------------  -----------  ----------
  Net increase (decrease) in cash                                   15         (18)      (39,999)       39,197
                                                              ==========  ============  ===========  ==========
  Changes in cash:
  At beginning of year                                              33           51        50,954       11,757
  At end of year                                                    48           33        10,955       50,954
                                                              ----------  ------------  -----------  ----------
  Net increase (decrease) in cash                                   15         (18)      (39,999)       39,197
                                                              ==========  ============  ===========  ==========

                         PERDIGAO S.A. AND SUBSIDIARIES

                        NOTES TO THE FINANCIAL STATEMENTS
                        As of December 31, 2003 and 2002
                             (In thousands of reais)


17.  TRANSACTIONS WITH RELATED PARTIES

      Relate to loan transactions with subsidiary Perdigao Agroindustrial S.A., as follows: (a) loan balance of R$ 5,409 (91 in 2002); (b) income of R$ 6,391 (R$ 1,229 in 2002); and (c) expenses of R$ 7 (R$ 2,167 in 2002).

      The loans are subject to financial charges based on the average funding cost for the Perdigao Companies. The operations between subsidiaries are made at usual market prices and terms.


18.  INSURANCE COVERAGE

     The main insurance coverage in effect on December 31, 2003, considered sufficient to cover any losses, is as follows: (a) named risks, comprising fire, windstorm, lighting, loss of profit, among other risks, on property, plant and equipment and inventories, in the amount of R$ 1,214,670; (b) domestic and international transportation, for which the amounts are calculated based on the registered cargo, and (c) other coverage, including cash, civil liability, vehicles and containers.


19.  MORTGAGES AND GUARANTEES - CONSOLIDATED

     The Perdigao Companies have granted R$767,680 (R$1,074,960 in 2002) of guarantees, R$633,419 (R$657,587 in 2002) of mortgages on properties and guarantees, R$1,830 (R$5,719 in 2002) of fiduciary liens as collateral for loans, financing and debentures, and R$96,137 (R$77,288 in 2002) of mortgages on properties for the guarantee of other obligations, all in connection with normal operations.


20. EMPLOYEES AND MANAGEMENT PROFIT SHARING

      Subsidiary Perdigao Agroindustrial S.A. entered a Collective Agreement with the unions of the main categories for Profit Sharing for all its employees of up to 6% on the net income before profit-sharing, observing performance indicators and results previously negotiated, as well as the provisions of the Bylaws.
      Management profit sharing complies with the provisions of the Bylaws and approval of the Board of Directors.

                         PERDIGAO S.A. AND SUBSIDIARIES

                        NOTES TO THE FINANCIAL STATEMENTS
                        As of December 31, 2003 and 2002
                             (In thousands of reais)


21.  SUPPLEMENTAL RETIREMENT PLAN

     In April 1997, Perdigao - Sociedade de Previdencia Privada (a private pension fund), sponsored by Perdigao Agroindustrial S.A., began its activities, which are to supplement the official retirement benefits for the employees of the Perdigao Companies.

     The plan is a defined-contribution type plan, based on the actuarial determination of benefit levels through the capitalization of contributions. As of December 31, 2003, the plan had 20,613 (20,044 in 2002) participants and net assets of R$ 48,930 (R$ 33,800 in 2002). For the year, the sponsor contributed R$ 4,061 (R$ 3,409 in 2002) to the plan, of which R$ 3,555 (R$ 2,963 in 2002) relates to current costs and R$ 506 (R$ 446 in 2002) to past service. The current liability for past services assumed at the beginning of the plan is R$ 6,748 (R$ 7,279 in 2002), adjusted by the general price index (IGP-DI). This amount shall be paid in the maximum period of 20 years as from the date of the beginning of the plan.

     The assets of the plan consist of fixed and variable income funds and shares, totaling R$ 49,015 (R$ 33,900 in 2002).

     The contributions, on average, are divided on the basis of 2/3 for the sponsor and 1/3 for the participants, and the actuarial calculations are made by independent actuaries, in accordance with the regulations in force.

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BOARD OF DIRECTORS


Chairman                                         Eggon Joao da Silva
Vice Chairman                                    Francisco Ferreira Alexandre
Board MembersDirectors                           Adezio de Almeida Lima
                                                 Antonio Carlos Valente da Silva
                                                 Francisco de Oliveira Filho
                                                 Jaime Hugo Patalano
                                                 Luis Carlos Fernandes Afonso


FISCAL COUNCIL
                                                 Gerd Edgar Baumer
                                                 Luciano Carvalho Ventura
                                                 Jose Ignacio Ortuondo Garcia




EXECUTIVE BOARD

Chief Executive Officer                          Nildemar Secches
Chief Sales Officer                              Joao Rozario da Silva
Chief Financial Officer                          Wang Wei Chang
Chief Operating Officer                          Paulo Ernani de Oliveira
Business Development Director                    Nelson Vas Hacklauer
Supply Chain Director                            Wlademir Paravisi




                                                Itacir Francisco Piccoli
                                        Accountant - CRC -1SC005856/O-0 "S" - SP

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